Exhibit 99.1 March 14, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES THE APPOINTMENT OF
TERRY P. BAYER TO BOARD OF DIRECTORS

        LAKE FOREST, CA… March 14, 2006 … Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, announced today the appointment of Terry P. Bayer to the company’s Board of Directors. With the addition of Ms. Bayer, who will stand for re-election at the company’s annual meeting of stockholders on April 21, the Apria Board will be increased to seven members.

         Ms. Bayer is the Chief Operating Officer of Molina Healthcare, Inc., a multi-state managed care organization. From 2002 to 2004 she was the President of AccentCare West, an operator of skilled and unskilled home healthcare operations, and from 1997 to 2002 she served as President and Chief Operating Officer of Praxis (Sechrist) Clinical Services, an operator of outpatient wound centers. Ms. Bayer was Executive Vice President of Matria Healthcare, a provider of comprehensive health enhancement programs to health plans and employers, from 1996 to 1997. She also served as President of Matryx Health Partners, a division of Tokos Medical Corporation, and then President of Tokos itself, a national women’s healthcare company specializing in maternity management programs, from 1994 to 1996.

        “The opportunity to have Terry join our Board is a major plus for our organization,” said David L. Goldsmith, Chairman of Apria Healthcare’s Board of Directors. “We expect Terry to be a valuable member of our Board of Directors. She brings a wealth of knowledge about the healthcare industry, which will allow her to immediately impact our planning initiatives and to help assess possible additional lines of business.”

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in 50 states. With almost $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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